Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into by and between, and shall inure to the benefit of and be binding upon, the following parties:

WINFRED D. NASH, hereinafter referred to as “Mr. Nash”; and

BABCOCK & WILCOX INVESTMENT COMPANY, hereinafter referred to as the “Company.”

WITNESSETH:

WHEREAS, Mr. Nash has resigned from his position as Vice President and General Manager of the Company, effective April 1, 2011 (the “Termination Date”); and

WHEREAS, the Company and Mr. Nash mutually desire to establish and agree upon the terms and conditions of Mr. Nash’ separation from service.

NOW, THEREFORE, in consideration of the mutual promises and obligations set forth herein, Mr. Nash and the Company hereby agree as follows:

1.	Payments by the Company. Subject to the provisions of Paragraph 7(d), if a bonus is paid to Company employees for fiscal year 2011 under The Babcock & Wilcox Company Executive Incentive Compensation Plan (the “EICP”), the Company will pay a 2011 bonus to Mr. Nash. The gross amount of such bonus shall be calculated by multiplying Mr. Nash’ base salary earned during the period from January 1, 2011 through the Termination date by 60% and multiplying the resulting product by the applicable performance factor (not to exceed 2X). Any such bonus shall be paid in accordance with the Company’s customary practice, but in no event later than March 15, 2012 and shall be subject to appropriate tax withholdings.

2.	Equity Awards.

(a)	Options. On August 2, 2010, Mr. Nash received replacement grants of nonqualified stock options under the 2010 Long-Term Incentive Plan of The Babcock & Wilcox Company (the “LTIP”) in substitution of stock options granted to him on March 5, 2009 (the “2009 NQ Award”) and March 4, 2010 (the “2010 NQ Award”), respectively. Subject to the provisions of Paragraph 7(d), on the Termination Date, 100% of the 4,015 stock options then outstanding with respect to the 2009 NQ Award shall vest and become exercisable until they expire on March 5, 2016 and 100% of the 6,568 stock options outstanding with respect to the 2010 NQ Award shall vest and become exercisable until they expire on March 4, 2017.

(b)	RSUs. On August 9, 2010, Mr. Nash received replacement grants of Restricted Stock Units (“RSUs”) under the LTIP in substitution of RSUs granted to him on March 5, 2009 (the “2009 RSU Award”) and March 4, 2010 (the “2010 RSU Award”), respectively. Subject to the provisions of Paragraph 7(d), on the Termination Date, 100% of the 2,829 then outstanding RSUs with respect to the 2009 RSU Award and 100% of the 5,906 then outstanding RSUs with respect to the 2010 RSU Award will vest. In addition, on August 9, 2010, Mr. Nash received a grant of RSUs under the LTIP in substitution of a performance shares granted to him on March 5, 2009 (the 2009 PS Award”). Subject to the provisions of Paragraph 7(d), on the Termination Date, 100% of the 2,237 RSUs then outstanding with respect to the 2009 PS Award will vest. Vested RSUs will be paid in shares of common stock of The Babcock & Wilcox Company as soon as administratively practicable following thereafter, but not later than 30 days after the date they vest.

3.

Retirement Benefits. Mr. Nash may elect to begin receiving unreduced benefits under the Retirement Plan for Employees of Babcock & Wilcox Governmental Operations as of the first day of any month following the Termination Date. Benefits under The Babcock

& Wilcox Company Thrift Plan shall be paid in accordance with the provisions of such plan. Benefits payable under the Restoration of Retirement Income Plan (the “Excess Plan”) shall begin as of October 1, 2011 under any available annuity form of payment selected by Mr. Nash, in accordance with Section 8 of the Excess Plan. The first monthly payment of Excess Plan benefits shall include the monthly payments that would have been made for the prior six months but for the Internal Revenue Code Section 409A requirements applicable to a “Specified Person”. Benefits payable under The Babcock & Wilcox Company Supplemental Executive Retirement Plan (“SERP”) shall be distributed in accordance with Mr. Nash’ election with respect to distributions on account of Separation from Service. Neither Mr. Nash nor the Company reasonably anticipate that Mr. Nash will provide services to the Company or any of its Affiliates in any capacity after the Termination Date at a level greater than 49% of the average level of services provided in the 36 months immediately preceding the Termination Date.

4.

Release of Claims. In consideration of the foregoing, the adequacy of which is hereby expressly acknowledged, Mr. Nash hereby unconditionally and irrevocably releases and forever discharges, to the fullest extent applicable law permits, the “Releasees,” as defined below, from any and every action, cause of action, complaint, claim, demand, administrative charge, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost and/or expense (including attorney’s fees) that he has, may have or may be entitled to from or against the Releasees, whether legal, equitable or administrative, in any forum or jurisdiction, whether known or unknown, foreseen or unforeseen, matured or unmatured, accrued or not accrued, which arises directly or indirectly out of, or is based on or related in any way to Mr. Nash’ employment with or termination of employment from the Company, its predecessors, successors and assigns and past, present and future affiliates, subsidiaries, divisions and parent corporations, including, without limitation, any such matter arising from the negligence, gross negligence or willful misconduct of the Releasees, (together, the “Released Claims”); provided, however, that this Release does not apply to any claims solely and specifically (1) arising after the date this

Agreement is executed, (2) for indemnification (including, without limitation, under the Company’s organizational documents or insurance policies) arising in connection with an action instituted by a third party against the Company, its affiliates or Mr. Nash in his capacity as an employee or a former officer or director of the Company or its affiliates, or (3) arising from any breach or failure to perform this Agreement.

The parties intend this Release to cover any and all such Released Claims, whether arising under any employment contract (express or implied), policies, procedures or practices of any of the Releasees, and/or by any acts or omissions of any of the Releasees’ agents or employees or former agents or employees and/or whether arising under any state or federal statute, including but not limited to state employment discrimination laws, all federal discrimination laws, the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended, all local laws and ordinances and/or common law, without exception. As such, it is expressly acknowledged and agreed that this Release is a general release, representing a full and complete disposition and satisfaction of all of the Releasees’ real or alleged legal obligations to Mr. Nash with the specific exceptions noted above. The term “Releasees” means the Company, its predecessors, successors and assigns and past, present and future affiliates, subsidiaries, divisions and parent corporations and all their respective past, present and future officers, directors, shareholders, employee benefit plan administrators, employees and agents, individually and in their respective capacities.

Mr. Nash expressly agrees that neither he nor any person acting on his behalf will file or permit to be filed any action for legal or equitable relief against the Releasees involving any matter related in any way to his employment with, or resignation from employment with the Company, its predecessors, successors, assigns and past, present and future affiliates, subsidiaries, divisions and parent corporations, including the matters covered by the Released Claims. In the event that such an action is filed, Mr. Nash agrees that the Releasees are entitled to legal and equitable remedies against him, including an award of attorney’s fees. However, it is expressly understood and agreed that the foregoing two sentences shall not apply to any charge filed by Mr. Nash with the Equal Employment Opportunity Commission or any action filed by Mr. Nash that is narrowly limited to seeking a determination as to the validity of this Agreement and enforcement thereof. Should Mr. Nash file a charge with the Equal Employment Opportunity Commission or should any governmental entity, agency, or commission file a charge, action, complaint or lawsuit against any of the Releasees based on any Released Claim, Mr. Nash agrees not to seek or accept any resulting relief whatsoever.

5.	Confidentiality and Non-Disclosure. Mr. Nash acknowledges that the Company and/or its Affiliates have previously provided him with Confidential Information. Mr. Nash shall not disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information, except for such disclosures as may otherwise be required by law or legal process (in which case Mr. Nash shall notify the Company of such legal or judicial proceeding as soon as practicable following his receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information). For purposes of this Agreement, the term “Affiliate” means an Affiliate of the Company within the meaning of Rule 12b-2 promulgated under Section 12 of the Exchange Act, and the term “Confidential Information” means any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its Affiliates or in which property rights have been assigned or otherwise conveyed to the Company or any of its Affiliates, which information, data or knowledge has commercial value in the business in which the Company or any of its Affiliates or ventures is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement.

6.

Return of Property. Mr. Nash will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property, in whatever medium stored (including all reproductions of the aforementioned items) belonging to the Company or any of its Affiliates, regardless of whether such items were prepared by Mr. Nash.

7.	Non-Solicitation And Non-Competition.

(a)	In consideration of the payments and promises provided under this agreement, the sufficiency of which is expressly acknowledged, Mr. Nash agrees that for the twelve (12) month period following the Termination Date he shall not, without the prior written consent of the Company, directly or indirectly, (i) hire or induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its Affiliates or ventures to leave the employment of the Company or any of its Affiliates or ventures or (ii) solicit or attempt to solicit the business of any customer or acquisition prospect of the Company or any of its Affiliates or ventures with whom Mr. Nash had any actual contact while employed by the Company or any of its Affiliates.

(b)	Additionally, in consideration of the payments and promises provided under this Agreement, the sufficiency of which is expressly acknowledged, Mr. Nash agrees that for the twelve (12) month period following the Termination Date he will not, without the prior written consent of the Company, acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with the Company or an Affiliate or accept employment with or render services at a comparable level of responsibility to such a business as an officer, agent, employee, independent contractor or consultant, or otherwise engage in activities that are in competition with the Company or an Affiliate. The foregoing restriction shall not apply to the ownership by Mr. Nash of the shares of a company the stock of which is traded either on a national or regional stock exchange where Mr. Nash and any related party owns less than 5% (Five Percent) of the company.

(c)	The restrictions contained in this Paragraph 7 are limited to a 50-mile radius around any geographical area in which the Company or an Affiliate engages (or has definite plans to engage) in operations or the marketing of its products or services on the Termination Date.

(d)

Mr. Nash acknowledges that the restrictive covenants under this Agreement, for which Mr. Nash received valuable consideration from the Company as provided in this Agreement, are ancillary to otherwise enforceable provisions of this Agreement, that the consideration provided by the Company gives rise to the interest of the Company and its Affiliates in restraining Mr. Nash from competing and that the restrictive covenants are designed to enforce Mr. Nash’s consideration or return promises under this Agreement. Additionally, Mr. Nash acknowledges that these restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company and its Affiliates, including, but not limited to, the Company’s and its Affiliates’ need to protect their Confidential Information. Mr. Nash expressly acknowledges and agrees that in the event the that he has breached any of the restrictive covenants provided under this Agreement, any payments otherwise due and owing pursuant to Paragraph 1 above and all outstanding Options shall be cancelled. Mr. Nash further expressly agrees that the Company shall have the right, in its sole discretion, to suspend any such payment or benefit while an allegation that any of the restrictive covenants set forth above have been breached is under investigation and agrees that this Agreement shall act as a complete bar to his entitlement to any legal, equitable or administrative remedy based upon any forfeiture, cancellation or suspension pursuant to this subparagraph (d). Mr. Nash further agrees that if the Company determines that he has breached under any of the restrictive covenants set forth in this Agreement, he shall repay to the Company, within thirty (30) days of receipt of written demand for repayment, 100% of the value of any Award that became vested on the Termination Date pursuant to Paragraph 2 above, including the proceeds of any such Option exercised on or after March 31, 2011. In the event that legal action is taken by the Company to enforce this repayment obligation, the Company shall be entitled to the amount of the repayment obligation, interest on the unpaid amount, costs and attorney’s fees.

(e)	Mr. Nash hereby resigns from any and all officer and/or director positions and any such other appointed or elected positions he may hold with the Company and its Affiliates, effective on the Termination Date.

8.	Confidentiality of this Agreement. Mr. Nash agrees to keep the terms of this Agreement strictly confidential, and further agrees not to disclose or permit disclosure of any information concerning this Agreement to any other person or entity including by not limited to, any commercial or non-profit newspaper, publication or broadcast, of any kind whatsoever, except: (a) as required to do so by court order; or (b) as necessary for tax planning and/or preparation or to respond to inquiries or audits by a federal, state or local taxing authority; (c) or for purposes of providing such information to his personal legal counsel and/or financial advisor, provided each agree to maintain the confidentiality of such information consistent with this Paragraph 8; (d) or as necessary for the enforcement hereof.

9.	Timing and Consultation with Counsel. Mr. Nash acknowledges that he has been given a reasonable period of time within which to consider this Agreement and has been advised to discuss the terms of this Agreement with legal counsel. Mr. Nash acknowledges that this Agreement was offered to him on March 10, 2011, that he was advised that (i) it could be executed at any time prior to 5:00 pm, eastern time on March 31, 2011 and (ii) if accepted, the Agreement could be revoked, in writing, for up to seven (7) days following the date of such acceptance. Based upon his review, Mr. Nash acknowledges that he fully and completely understands and accepts the terms of this Agreement, including the Release in Paragraph 4, and enters into it freely, voluntarily and of his own free will.

10.	Miscellaneous Provisions.

(a)	Failure on the part of the Company or Mr. Nash at any time to insist on strict compliance by the other party with any provisions of this Agreement shall not constitute a waiver of either party’s obligations in respect thereof, or of either party’s right hereunder to require strict compliance therewith in the future.

(b)	The obligations set forth in this Agreement are severable and divisible, and the unenforceability of any clause or portion thereof shall not affect the enforceability of the remainder of such clause or of any other obligation contained herein.

(c)	Captions contained in this Agreement are for reference purposes only, and are not intended by either party to describe, interpret, define, broaden or limit the scope, extent or intent of this Agreement or any of its provisions.

11.

Entire Agreement. Mr. Nash and the Company agree and acknowledge that this Agreement contains and comprises the entire agreement and understanding between the parties, that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause any party to execute this Agreement, and that all agreements and understandings between the parties are embodied and expressed in these agreements. The parties also agree that the terms of this Agreement shall not be amended or changed except in writing and signed by Mr. Nash and a duly authorized agent of the Company. The parties to this Agreement further agree that this Agreement shall be binding on and inure to the benefit of Mr. Nash, the Company, the Company’s successors, assigns and subsidiaries, the Releasees and the Affiliates, each as defined in this Agreement. Any other agreements or understandings between the parties, whether written or oral, are hereby null and void. The parties agree that venue and jurisdiction for any litigation arising out of, related to, or regarding the validity of this Agreement shall lie with a court of competent jurisdiction in Charlotte, North Carolina.

12.	Applicable Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, but without giving effect to the principles of conflict of laws of such State.

I HAVE READ THE FOREGOING SEPARATION AGREEMENT, FULLY UNDERSTAND IT AND HAVE VOLUNTARILY EXECUTED IT ON THE DATE WRITTEN BELOW, SIGNIFYING THEREBY MY ASSENT TO, AND WILLINGNESS TO BE BOUND BY, ITS TERMS:

Date:	By:
Winfred D. Nash

Before me, a Notary Public in and for                                  County,                     , personally appeared the above-named Mr. Nash, who acknowledged that he did sign the foregoing instrument, and that the same is his free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at                     , this      day of                     , 2011.

NOTARY PUBLIC

BABCOCK & WILCOX
NUCLEAR OPERATING GROUP, INC.

Date:	By:

Before me, a Notary Public in and for                                  County,                     , personally appeared the above-named Babcock & Wilcox Investment Company through                                         , its                                         , who acknowledged that s/he did sign the foregoing instrument for and on behalf of Babcock & Wilcox Investment Company, and that the same is the free act and deed of Babcock & Wilcox Investment Company and the free act and deed of such officer as its agent.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal at                     , this      day of                     , 2011.

NOTARY PUBLIC